Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ACQUIRES MICRO-POISE MEASUREMENT SYSTEMS

Highly Differentiated Provider of Testing Solutions
Broadens AMETEK’s Position in Materials Test and Measurement

Berwyn, PA, October 23, 2012 – AMETEK, Inc. (NYSE: AME) today announced that it has acquired Micro-Poise Measurement Systems, a leading provider of integrated test and measurement solutions for the tire industry, from American Industrial Partners, a private equity firm, for approximately $170 million in cash.

Micro-Poise is headquartered in Streetsboro, OH, and has additional manufacturing operations in Troy, MI; Beijing, China; and Lübeck, Germany. It has estimated 2012 sales of approximately $125 million.

“Micro-Poise is a great addition to AMETEK. It has an excellent reputation within the industry and is the clear global leader in this niche, highly differentiated market. This acquisition further broadens our position in the highly attractive materials test and measurement equipment market and makes us a leader in a growing industry segment,” notes Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Driving market growth in both developed and emerging markets is the need for more sophisticated test and measurement techniques due to the increased variety and complexity of tire designs, the globalization of tire manufacturing capacity, and more stringent quality requirements,” notes Mr. Hermance

“Micro-Poise is well positioned to take advantage of that growth. It has a large installed equipment base at many of the world’s leading tire manufacturers and is the only industry supplier of all key test and measurement techniques with products that offer best-in-class accuracy, repeatability and cycle times,” he adds.

Micro-Poise joins AMETEK as part of AMETEK’s Electronic Instruments Group (EIG) — a recognized leader in advanced monitoring, testing, calibrating and display instruments with 2011 sales of $1.6 billion.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.4 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

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AMETEK Acquires Micro-Poise Measurement Systems

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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